Exhibit 99.1

ZELTIQ AESTHETICS ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2013 FINANCIAL RESULTS

Increases Full Year 2014 Revenue Guidance

Ships 1,000,000th CoolSculpting® Cycle

Announces New CoolSmooth™ Applicator

•	Full year 2013 revenue of $111.6 million, up 47% year-over-year

•	Fourth quarter revenue of $35.8 million, up 93% year-over-year

•	Fourth quarter system revenue of $21.4 million, up 123% year-over-year

•	Fourth quarter consumable revenue of $14.4 million, up 61% year-over-year

PLEASANTON, CA (February 25, 2014) – ZELTIQ®, (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the fourth quarter and full year ended December 31, 2013.

Mark Foley, President and Chief Executive Officer, said, “Our fourth quarter and full year 2013 financial performance was driven by the focused execution of our entire organization. We believe the results further validate the large and expanding market opportunity for non-invasive fat reduction as well as our strong leadership position. We continue to deliver exceptional patient outcomes and have forged a unique partnership with our physician practices to ensure they maximize their CoolSculpting opportunity. The marketplace is clearly seeing how differentiated CoolSculpting is from both a technology and customer support perspective. We recently shipped our 1,000,000th CoolSculpting cycle which further highlights the rapid adoption and acceptance of our technology, particularly when compared to other aesthetic treatments. Additionally, we are pleased with our progress on the R&D front and still expect to launch our revolutionary new applicator, CoolSmooth™, early in the second quarter. CoolSmooth is a non-suction based, flat applicator that conforms to the body thus increasing our ability to provide customizable approaches for non-invasive fat reduction.”

Mr. Foley continued, “In 2014, we expect to drive robust revenue growth and are pleased to be raising our full year revenue guidance to between $134 million and $137 million which represents an over 20% year-over-year growth rate. There is no doubt that 2013 was a pivotal year for ZELTIQ where we reorganized and reoriented the Company while delivering exceptional performance. This transition has enabled us to unlock the growth potential in the non-invasive fat reduction market while further confirming the unique and differentiated aspects of our technology. In 2014, we expect to successfully execute on our key initiatives and further enhance our leadership position. Through industry first initiatives such as CoolConnect, physician-to-consumer advertising and CoolSculpting University, we look forward to not only delivering a best-in-class technology but to helping our physician partners drive awareness and new patients into their practices. We continue to have an exciting opportunity to further penetrate and expand a large and untapped market and look forward to delivering sustainable revenue growth as we move forward.”

Fourth Quarter Financial Review

Total net revenue for the fourth quarter 2013 was $35.8 million, consisting of $21.4 million of system revenue and $14.4 million of consumable revenue. This compares to total net revenue of $18.6 million, consisting of $9.6 million of system revenue and $9.0 million of consumable revenue, for the fourth quarter 2012. Third quarter 2013 total net revenue was $29.5 million, consisting of $15.9 million of system revenue and $13.6 million of consumable revenue. Cycles shipped increased 62% year-over-year to 121,791 for the fourth quarter 2013, compared to 75,172 for the fourth quarter 2012, and up 6% sequentially compared to 114,768 the third quarter 2013.

Gross profit was $25.1 million, or 70% of revenue, for the fourth quarter 2013, compared to gross profit of $12.2 million, or 66% of revenue, for the fourth quarter 2012. Third quarter 2013 gross profit was $21.2 million, or 72% of revenue.

Operating expenses for the fourth quarter 2013 were $30.4 million, compared to $18.7 million for the fourth quarter 2012 and $24.1 million for the third quarter 2013.

Net loss attributable to common stockholders for the fourth quarter 2013 was $5.4 million, compared to $6.5 million for the fourth quarter 2012 and $2.8 million for the third quarter 2013. Net loss attributable to common stockholders for the fourth quarter 2013 was $0.15 per share, compared to $0.18 per share for the fourth quarter 2012, and $0.08 per share for the third quarter 2013. Weighted average diluted shares outstanding for the fourth quarter 2013, fourth quarter 2012, and third quarter 2013 was 36.7 million, 35.8 million and 36.2 million, respectively.

Full Year Financial Review

Total net revenue for the full year 2013 was $111.6 million, consisting of $61.3 million of system revenue and $50.3 million of consumable revenue. This compares to total net revenue of $76.2 million, consisting of $39.1 million of system revenue and $37.1 million of consumable revenue for the full year 2012. Cycles shipped increased 42% to 426,912 for the full year 2013, compared to 300,692 for the full year 2012.

Gross profit was $77.4 million, or 69% of revenue, for the full year 2013, compared to gross profit of $50.7 million, or 67% of revenue, for the full year 2012.

Operating expenses for the full year 2013 were $96.8 million, compared to $80.7 million for the full year 2012.

Net loss attributable to common stockholders for the full year 2013 was $19.3 million, compared to $30.1 million for the full year 2012. Net loss attributable to common stockholders for the full year 2013 was $0.53 per share, compared to a net loss of $0.87 per share for the full year 2012. Weighted average diluted shares outstanding for the full year 2013 and full year 2012 were 36.2 million and 34.8 million, respectively.

Full Year 2014 Financial Guidance

•	Revenue guidance in the range of $134 million to $137 million

•	Consumable revenue of approximately 50% total revenue

•	Gross margin of approximately 70%

•	Operating expenses of approximately 80% of total revenue

Conference Call

ZELTIQ will hold a conference call on Tuesday, February 25, 2014, at 4:30 p.m. ET to discuss the results. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers.

Please use the conference ID number 47860399. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.coolsculpting.com.

After the live webcast, the call will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its first quarter 2014 financial results. In addition, a telephonic replay of the call will be available until March 4, 2014. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 47860399.

About ZELTIQ® Aesthetics

ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding ZELTIQ’s belief that it expects to drive robust revenue growth; full year revenue guidance; expectation to successfully execute on its key initiatives and further enhance its leadership position; statement that it looks forward to not only delivering a best-in-class technology but to helping its physician partners drive awareness and new patients into their practice; belief that it continues to have an exciting opportunity to further penetrate and expand a large and untapped market and looks forward to delivering sustainable revenue growth as it moves forward; expectation of the introduction of the CoolSmooth applicator early in the second quarter; belief that the investments it has made will provide continued market penetration; and the information under the caption “Full Year 2014 Financial Guidance,” are forward-looking statements. The words “believe,” “should,” “will,” “expect,” “look forward” and “guidance” and similar words that denote future events or results identify these forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect the company’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: the recent additions to the commercial sales team may require more time than ZELTIQ expects to integrate these employees into the company; less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Current Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed with the SEC on October 31, 2013. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue	$35,841	$18,597	$111,626	$76,194
Cost of revenue	10,727	6,411	34,189	25,506

Gross profit	25,114	12,186	77,437	50,688

Operating expenses:
Research and development	5,187	3,477	17,090	12,693
Sales and marketing	20,531	11,536	63,185	51,167
General and administrative	4,701	3,697	16,510	16,867

Total operating expenses	30,419	18,710	96,785	80,727

Loss from operations	(5,305)	(6,524)	(19,348)	(30,039)
Interest income, net	20	25	80	129
Other (expense) income, net	(59)	21	103	(92)

Loss before provision for income taxes	(5,344)	(6,478)	(19,165)	(30,002)
Provision for income taxes	61	37	140	141

Net loss	$(5,405)	$(6,515)	$(19,305)	$(30,143)

Net loss per share, basic and diluted	$(0.15)	$(0.18)	$(0.53)	$(0.87)

Weighted average shares of common stock outstanding used in computing net loss per share, basic and diluted	36,686,053	35,764,666	36,209,051	34,776,380

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,798	$22,876
Short-term investments	18,840	22,563
Accounts receivable, net	10,221	7,133
Inventory	8,406	10,871
Prepaid expenses and other current assets	4,368	3,600

Total current assets	67,633	67,043
Long-term investments	11,442	13,141
Restricted cash	331	469
Property and equipment, net	2,158	2,336
Intangible asset, net	6,481	7,181
Other assets	9	99

Total assets	$88,054	$90,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,165	$4,976
Accrued liabilities	18,364	11,076
Deferred revenue	1,674	1,401

Total current liabilities	25,203	17,453
Other non-current liabilities	275	236

Total liabilities	$25,478	$17,689

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	62,576	72,580

Total liabilities and stockholders’ equity	$88,054	$90,269